Exhibit 99.3

February 8, 2002 Fourth Quarter Conference Call Slides

Script of Conference Call adn Description of Slides

(Charis)
Good morning. This is Charis Copin, Vice President of Investor Relations. Thank you for participating in our fourth quarter earnings conference call. We are broadcasting this call live over the Internet. You can view supporting, synchronized slides via our Web site at www.homeproperties.com. The complete webcast will be available for playback through our web site within about 90 minutes following its conclusion.

I would also like to refer invited participants to the phone number on the invitation that was previously faxed. That number is the only one that can be used for questions. The number referred to in the press release issued this morning is for a "listen only" mode. If you need the call-in number to ask questions, please call us at 716-246-4140, and Yvonne will provide those authorized with the number.

Here with me this morning are Norman Leenhouts, Chairman and Co-Chief Executive Officer, Ed Pettinella, Executive Vice President and Director, and David Gardner, Sr. Vice President and Chief Financial Officer.


SLIDE 1: This slide contains the logo of Home Properties of New York, Inc. as well as the following:


                               Fourth Quarter 2001
                      Earnings Conference Call and Webcast
                                February 8, 2002

      PHOTO               PHOTO            PHOTO                   PHOTO
  Norman Leenhouts    Ed Pettinella      David Gardner           Charis Copin
  Chairman and      Executive Vice    Sr. Vice President and    Vice President
    Co-CEO           President and       Chief Financial      Investor Relations
                       Director           Officer

(Charis continued)

Before we begin, I would like to remind you that some of our discussion this morning will involve forward-looking statements. Please refer to the safe-harbor language included in our press release, which describes certain risk factors that may impact our future results. Also, the content of this conference call contains time-sensitive information that, subject to the safe harbor statement, is accurate only as of the date of this call.
Please be aware that this call is being recorded and members of the press may be participating.

I will assume that all of you have already seen our earnings press release, which was issued early this morning. We have also made available several pages of supplemental schedules. If you didn't receive this information and would like to get on our distribution list, give us a call. The press release and supplemental schedules are also available today on our web site. Now, David will discuss our financial results for the quarter.

SLIDE 2: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Forward Looking Statements"


            "This presentation contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable
                assumptions, it can give no assurance that these
                        expectations will be achieved. "

               Also, the content of this conference call contains
                 time-sensitive information that, subject to the
                  safe harbor statement, is accurate only as of
                             the date of this call.

Thanks, Charis.
Good morning everyone.
We were very pleased with our results for the fourth quarter, which were in line with analysts' consensus estimates. We generated 14% growth in total Funds From Operations, with FFO per share up 9.3% over the year ago quarter. For the full year, our total FFO rose 13%, with FFO per share increasing by 3.2% to $3.03. The year's results are dramatically affected by the negative impact from increased natural gas costs concentrated in the first quarter.


SLIDE 3: This slide contains the logo of Home Properties of New York, Inc. and the following title: "FFO Per Share". The slide also contains a graph listing Q4 2000 and Q4 2001 from left to right along the x-axis. Along the left side of the y-axis are the points $0.00, $0.20, $0.40, $0.60, $0.80 and $1.00. There is a
bar above the point on the x-axis marked Q4 2000 with the figure $0.75 printed above the bar and there is a bar above the point on the x-axis marked Q4 2001 with the figure $0.82 printed above the bar. Inside this bar is the figure "+9.3%".

(David continued)
During the quarter, we also saw improvement in our core property performance compared to last year's fourth quarter. We achieved 5.4% growth in core property rental revenues, as a result of rental rate increases, which averaged 7.9%, offset by a decline in occupancy of 2.2% percent.
We are most pleased with the 7.9% growth in rental rates, since this is now the fourth quarter in a row we've hit a new record high. Higher rental rates also have helped mitigate the effects of the lower occupancy levels our industry is currently experiencing. On the expense side, we saw a decrease of 5.6% in core properties' operating expenses compared to the fourth quarter a year ago. Increases in utility costs were offset by decreases in repairs and maintenance, personnel, advertising and property insurance costs. The decrease in insurance costs recorded in the fourth quarter is due to the settlement of a legal claim during the quarter and actually represents a full year's worth of savings. If the actual expense had been recorded ratably over the whole year, the net operating income increase for the fourth quarter of 2001 would have been 9.5% compared to the 12.9% NOI growth we reported. Either way, we believe this is an excellent NOI result in the very difficult operating environment we experienced last year. As we have explained many times before, some of our same-property NOI growth reflects a return on incremental investments in our communities above and beyond normal capital replacements. After charging ourselves a 10% cost of capital on these additional expenditures, the adjusted NOI growth that was added to the bottom line during the fourth quarter of 2001 is estimated to be about 9%, or 3.9% less than the 12.9% reported.

For the year, we rebounded from a disappointing first quarter to post a very respectable NOI growth rate of 7.7%, driven by our most successful year yet in terms of top line rental rate growth.

SLIDE 4: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Core Property Performance*" The * is noted at the bottom of the slide: "Reflects 30,802 apartment units owned throughout 2000 and 2001." The following table is also on the slide:

                                         4Q 2001       Year 2001
                                         -------       ---------
Rental Rates                             +  7.9%         +7.1%
Rental Revenues                          +  5.4%         +6.2%
Other Income                             +  1.7%         +7.4%
Total Income                             +  5.2%         +6.3%
Operating Expenses                       -  5.6%         +4.3%
Net Operating Income                     + 12.9%         +7.7%

Occupancy % Change                         -2.2%         -0.7%

*Reflects 30,802 apartment units owned throughout 2000 and 2001.

(David continued)
While overall expense control was favorable, we've included a slide here that focuses on the expense categories which had the most significant changes during the fourth quarter versus a year ago. A more detailed comparison of all expense items for core communities is included in the supplemental schedules.
The major areas of increase occurred in utilities. Electricity and natural gas costs at our core communities were up a combined 6.0% for the quarter. Our natural gas management strategy has been fully implemented. We have 90% of our usage for the twelve months of 2002 under fixed contract, which was our target; and, for the 2003 heating season, 50% is now under fixed contracts, again at the level we've targeted. Our weighted average costs for forward contracts are $4.51 per decatherm

Insurance expense decreased, as I mentioned, due to the resolution of a legal claim that occurred during the fourth quarter. Our personnel and incentive costs also were down by 3.2%, primarily due to reduced site level incentive compensation. Occupancy results were down relative to budgeted hurdle levels, producing lower incentive payments.

For the full year, the line item which tells the whole story is natural gas expenses, which were up 43%, or over $4.1 million.


SLIDE 5: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Core Property Operating Expenses", followed by the following table:


                                  4th Quarter                   Full Year
                                   Variance                     Variance
                               $          %                   $           %
                          ------    ---------            ------     ---------

Electricity                $   123     10.6%            $     64        1.2%
Gas                            127      4.3%               4,159       43.0%
Repairs & Maint.              (260)    (5.4)%               (702)      (3.7)%
Personnel/Incentive           (230)    (3.2)%               (116)      (0.4)%
Advertising                   (154)   (12.1)%                (96)      (2.1)%
Insurance                   (1,240)  (231.8)%               (186)     (13.1)%
Other Expenses                  64      0.6%               1,512        3.7%
                            ------   ------               ------      ------
Total Expenses             $(1,570)    (5.6)%           $  4,635        4.3%

(David continued) The supplemental schedules show the breakdown of owned communities by geographic market. Property-by-property comparisons are also included and grouped by region. This quarter we have added a schedule to the supplemental information which shows occupancy on a comparative basis by region for various periods. We compare fourth quarter 2001 to the prior quarter, to the same quarter a year ago and to the month of December so you can see various trends.

Every community has its own unique story. However, each of our markets continues to support positive growth in rental revenues on a quarterly comparison except for Columbus, Ohio. The regions with the lowest growth in rental rates for the quarter were in Upstate New York, Pittsburgh, and Central Virginia. The regions with the lowest growth in NOI for the quarter were Rochester, Detroit, Indiana, Central Virginia, and Connecticut. The highest NOI growth was in Pittsburgh, the Hudson Valley and Long Island regions.

For the quarter ended December 31, 2001, occupancy levels throughout our portfolio decreased by 150 basis points compared to the third quarter, to an average of 92.4%. In the month of December on a stand alone basis, occupancy levels had dropped to 91.6%. For an even more recent update, we took a look at changes since the end of December, to give you a better sense of the trend. For the total portfoli, since year end, we actually have seen no net change at all in our occupancy levels, ending a downward trend prior to that. But we have seen shifts among the various markets. Specifically, in the Mid-Atlantic region, defined as Baltimore, Washington DC, and Northern Virginia, with 27% of same-store units, occupancy was down by 53 basis points. This is largely a result of weakness in the Fairfax market of Northern Virginia. The only other region that had a decline in occupancy was Upstate New York, representing 15% of same store units which was down 74 basis points. All the other regions-- Detroit, Chicago, Philadelphia, the Long Island/Northern Jersey/Hudson Valley region, saw an upward trend in occupancy ranging from 10 basis points in Chicago to 77 basis points in the Long Island/Northern Jersey area by year end.
As we looked at our fourth quarter traffic experience, same-store traffic was down 5% in the quarter but in December it was up 4%. Closing ratios had been steady for the quarter and year compared to the prior periods and were actually up last month versus the month of January in both 2001 and 2000.
From talking to our regional leaders in the last couple of days, without exception they are saying that in the last week or so they have seen improvements in traffic and closed leases and in some areas where they had been giving concessions they are now eliminating them. From our regional leaders' first hand observations and the numbers this past month, we hope these are signs that overall the occupancy levels in our markets have bottomed out.


SLIDE 6: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Market Breakdown". The Market Breakdown is shown in the following table:

                                                           12/31/2001
                                                              % Owned
   Market                             # of Units            Portfolio
   ------                             ----------            ---------
Baltimore, MD                              6,322             16.2%
Philadelphia, PA                           6,276             16.1%
Detroit, MI                                5,694             14.6%
DC/Northern VA                             4,277             11.0%
Rochester, NY                              2,565              6.6%
Northern NJ                                2,520              6.5%
Chicago, IL                                2,242              5.8%
Long Island                                1,933              5.0%
Buffalo, NY                                1,644              4.2%
All Others                                 5,534             14.0%
                                         -------            ------
Total Units                               39,007            100.0%

(David continued)
Most of the property results discussed so far have pertained to the 30,802 apartment units owned since the beginning of 2000. We also continue to have positive news concerning the 8,204 units in communities recently acquired. These communities, acquired during 2000 and 2001, generated net operating income during 2001, which approximated a 9.5% yield on our total investment of over $500 million. This return is down slightly from our typical double-digit initial returns, but still in line with announced expectations and, with interest rates down, this is an excellent result. We see tremendous future upside in these communities beyond the initial returns.
Now, I will turn the discussion over to Ed.


SLIDE 7: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Recently Acquired Communities" with the following table presented:

                                                          Price
  Market                                   Units          (000's)

Baltimore                                  1,349         $  60.5
Chicago                                      787            40.4
Detroit                                      662            26.1
Long Island                                1,239           116.3
No.VA/DC                                   2,054           154.9
Philadelphia                               2,113           135.9
                                          ------          ------
Total 2000 and 2001                        8,204          $534.1

Thank you, David.
Looking now at our capital structure, with a stock price of $31.60 per share at the end of the quarter, leverage was 40.9% on our total market capitalization of $2.4 billion at the end of December. Nearly all of our debt was at fixed interest rates, with weighted average maturities of about ten years and an average interest rate of 7.3%. $32.5 million of floating rate debt was outstanding on our $100 million unsecured revolving credit facility. Our interest coverage ratio was 3.1 times for the quarter; and our fixed charge ratio, which includes preferred dividends, averaged 2.5 times coverage. During the quarter, the holder of the Series A Convertible Preferred Stock elected to convert 100% of its preferred stock to common shares which were subsequently sold. We believe this overhang depressed our stock price and multiple at year end, but once the shares were placed during early January, our multiple recovered.


SLIDE 8: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Conservative Capital Structure". At the top-left corner, above the pie chart, is a box containing the following:


Equity                  59%
  Common Stock (53%)
  Convertible Preferred (12%)
  Operating Partnership Interests (35%)

At the top right corner, above the pie chart is a box containing the folloiwng:


 Debt                    40.9%
   Fixed (96%)
   Floatng (4%)

The slide also contains a pie chart. The pie chart is divided into five pieces: the largest part is labeled "Fixed Rate Debt", followed by (in order of size) "Common Stock", "Operating Partnership Interests", "Convertible Preferred" and "Floating Rate Debt". Centered beneath the pie chart is "$2.4 BILLION TOTAL MARKET CAPITALIZATION". On the lower left of the slide is the caption: "*$31.60 per share at 12/31/01".

(Ed continued)
The supplemental information contains a complete presentation of our calculation of Home Properties' Net Asset Value. We have provided a range of cap rates from 9% to 10%, settling on the mid-point of 9.5% as the value we will quote. This results in an estimate of current NAV of approximately $32.70, a premium of about 3.5% compared to the price of $31.60 at the end of the quarter.
With our stock trading much closer to net asset value, it will make it easier to use UPREIT units as currency for acquisitions. With that said, let me talk a little more about our Capital Markets initiatives in 2002.

SLIDE 9: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Net Asset Valuation (000's)". There is a table with the following information:


                                           9.0%          9.5%         10.0%
                                           Cap           Cap           Cap

Real Estate Value                         $2,540         $2,406        $2,286
Other Assets/Liab.                          (921)          (921)         (921)
                                          ------         ------        ------
Net Asset Value                           $1,619         $1,485        $1,365

NAV Per Share                             $35.62         $32.68        $30.04

(Ed continued)
As I mentioned, we will continue to use our UPREIT structure to cost-effectively raise capital. The UPREIT structure allows us to trade OP, or operating partnership, units for properties without triggering a taxable event for the seller of the property. For sellers who have owned their properties for 10 or 20 years or more and have depreciated them to a very low cost basis, the capital gains tax can be huge if they sell for all cash. When they exchange for our OP units, it is a tax-free exchange. As OP Unitholders, they receive distributions just like common holders receive dividends, These distributions replace the cash flow they are giving up by selling their properties. And, if and when they wish, they can convert their OP units one-for-one into Home Properties common stock. There are very few other apartment UPREITs in the country, so this is a very powerful tool for us. We can sometimes buy property at a lower price because the seller saves so much in capital gains taxes, as compared to a cash sale, that the seller still comes out ahead. Sometimes we can also buy property that would not otherwise be on the market because the tax from a cash sale would be so onerous the owner wouldn't have considered selling.


Another tool to generate capital for us is our Dividend Reinvestment and Direct Stock Purchase Plan. Earlier this week we announced a change in that plan to again consider requests from investors who want to make large optional cash purchases. This involves investments of more than $1,000. We declined these requests beginning in April last year when our stock price was more than 10% below NAV. Now that the stock price is up, we are willing to accept more into the plan. The DRIP is an economical and efficient source of capital.
We also intend to raise our debt leverage ratio closer to 45% to take advantage of attractive borrowing rates. During 2001, we took advantage of the lower rate environment; and, in the process, lowered our weighted average fixed debt rate 14 basis points. We are actively looking for lower cost sources of capital, including short and long-term debt, preferred stock, and some other initiatives. We will continue our asset recycling program, selling certain properties which will generate cash for new acquisitions.

SLIDE 10: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Capital Markets Initiatives" and contains the following bullet points:



o        More property purchases with OP units

o        DRIP - Accept larger direct investments

o        Increase leverage ratio to 45%

o        Seek lower cost borrowing sources

o        Assess preferred stock issuance

(Ed continued)
At the beginning of 2001, we said we planned on selling about $100 million of properties with the proceeds to be invested in higher growth markets. This was a new approach for us since previously we were in an acquisition mode and had not engaged in any significant disposition activity.

During 2001, we sold $122 million of properties either in slower growth markets or properties that were less efficient to operate due to their remote locations and /or smaller size, or that had simply reached a high level of their potential with little upside remaining.

More than 50% of the properties we sold were in Upstate New York. We acquired communities primarily in the Baltimore/Washington DC area and on Long Island. We matched sales with acquisitions using 1031 exchanges to defer taxable gains for our shareholders and to protect UPREIT investors. We were successful in avoiding dilution evidenced by the similar cap rates for both acquired and disposed properties. We were able to improve shareholder value by recycling the proceeds from properties that were expected to produce an unleveraged IRR of from 9% to 10% with the purchase of property that we expect to produce an unleveraged IRR of at least 12%, our hurdle rate for acquisitions.

SLIDE 11: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Disposition/Acquisition Strategy" and contains the following bullet points:

o        Sold $122 million

o        Sold more than 50% in Upstate New York

o        Reinvested in higher growth acquisitions in target markets

o        Focus on 1031 exchanges

Ed continued)
We had good results from our sales and acquisitions programs.
We sold a total of 14 properties for $122.4 million and bought 10 properties for $212 million. The timing of the sales and purchases worked well to avoid dilution. In addition, we also avoided a negative spread in initial cap rates, having disposed of properties at a weighted average cap rate of 9.2% and acquired properties at a weighted average expected first year cap rate of 9.3%. While timing and matching are somewhat unpredictable, our goal is to continue the transaction process so that, when we sell a property, we can complete a 1031 match with property already acquired or property we have identified for near-term acquisition. You will note that while we sold almost the same number of apartment units as we bought, in terms of dollars, we acquired in excess of $200 million of properties while we sold just over $120 million. We are buying in more expensive markets than we are selling in, raising our average cost per unit, but we also are buying in markets where we see considerable upside potential in applying our property repositioning strategy, which will enable us to raise rents and generate higher returns. While we will continue to sell some properties, going forward, we expect to buy two or three times as many units as we sell, depending, of course, on market conditions. In 2002, we will probably have dispositions of between $50 and $100 million and acquire $200 to $300 million of properties.

I'll now turn it over to Norm who will talk more about our results in 2001 and our plans for next year.


SLIDE 12: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Managing Sale Proceeds" and contains the following table:

                              #        #                 Avg. $     Cap
                           Props.   Units     Total $    Per Unit   Rate
                           -----    -----     -------    --------   ----
Dispositions                 14     2,855    $122.4M     $42,900    9.2%
Acquisitions                 10     2,820    $212.0M     $75,200    9.3%


o        Timing

o        No negative spread in initial cap rates

(Norm)
Thanks, Ed.  I'd like to start out with a review of 2001.
In many ways, we ended 2001 in much better shape than when the year began. We put the energy problem behind us by establishing an ongoing program of hedging natural gas costs with forward contracts. This assures us that we will not experience the negative effects we suffered at the end of 2000 and early in 2001 if, or should I say, when gas prices rise rapidly again, as many expect they will. We now think that hedging further enforces the marketing advantage we have by bundling heat into our rental rates. We believe that our overrun on heating costs last winter contributed to our stock price under-performance relative to our peers. Once investors saw that we had this issue under control, our stock price rose to levels we believe are again closer to our true value. In the Spring last year, we began to see weakness in our occupancy levels as the recession took hold. This pattern has continued and was exacerbated by the events of September 11. We ended the year with a vacancy level that was unprecedented in our public company history. While occupancy will be a challenge for us, our regional leaders are feeling a bit more optimistic as they have begun to see more traffic and rentals in recent weeks. We're hoping vacancies have bottomed out. We believe we have budgeted occupancy levels conservatively for 2002 but since we cannot predict how the economy will perform, it is difficult to say where our occupancy levels could go this year. This is clearly a challenge.


SLIDE 13: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Challenges During 2001" and contains the following bullet points:

o        Energy prices

o        Stock price under-performance

o        Occupancy

(Norman continued)
We were very pleased with the return our shareholders received during 2001. Home Properties' total return was 21.4%, consisting of a dividend yield of 8.3% and a stock price increase of 13.1%. This performance ranked Home Properties fourth in total return among all the apartment REITs. In comparison, the total return for the apartment REIT sector for 2001 was 8.7%. We also outperformed the NAREIT equity index which had a 13.9% return. Our return, of course, greatly exceeded the broader market indices for the S&P 500 and Russell 2000.


SLIDE 14: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Challenges During 2001" and contains the following information:


        Home Properties                                        21.4%

        Apartment REIT sector                                   8.7%

        NAREIT Equity Index                                    13.9%

        S&P 500                                               (12.2)%

        Russell 2000                                            2.5%

(Norman continued)
Our stock price in the second half of 2001 reflected our strong operating results. During the fourth quarter, in spite of a slow economy, we had same-store NOI growth of 12.9%. This was accomplished by setting a new record for growth in rental rates of 7.9%. This was the fourth quarter in a row that a new high was set. A major contributor to this success is our practice of repositioning properties by making extensive capital improvements for which we can charge higher rents. This strategy also improves the value of our communities by a greater amount than the cost of improvements. This is a benefit, whether we keep the properties in our portfolio or sell them.


SLIDE 15: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Operating Achievements - 4Q 2001 " and contains the following bullet points:


o        Strong NOI growth of 12.9%

o        Record rental rate growth of 7.9%

(Norman continued)
As in the fourth quarter, we had similarly good results for the full year. Rental growth of 7.1% was the highest in our history as a public company. This is particularly noteworthy in a year where occupancy levels have been challenging and many of our peers are offering larger concessions and holding off on rent increases. Even though our occupancy levels were declining, we continued to manage and make decisions based on bottom-line results, instead of just looking at occupancy. We also continued to consider the uniqueness of each individual property. As a result, we achieved rental revenue growth of 6.2% for the year and core NOI growth of 7.7%. This is particularly gratifying given the poor first quarter performance we had to overcome which was due to the negative impact of utility costs.

In November we increased the dividend by 5.3%. Our dividend yield of approximately 7.3% at a stock price of approximately $33 compares very nicely against the 1.4% average yield for the companies that make up the S & P 500 index. We also continue to be pleased with the results of our property repositioning strategy which is reflected in the rental increases we achieved. In 2001 we completed more than $ 130 million in capital upgrades.
We also initiated some exciting new projects, many of which will enhance our future results.


SLIDE 16: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Achievements 2001 " and contains the following bullet points:


o        Record core property rental rate growth of 7.1%

o        Core rental revenues up 6.2%

o        Core NOI growth of 7.7%

o        Increased dividend by 5.3%

o        Capital upgrade and repositioning efforts

o        Began pilot projects

Norman continued)
One of the new initiatives in 2001 is our customer call center, which receives and responds to e-mail inquiries generated from our company website and two national apartment search engines for 81 of our communities. Recently the call center also began providing off-hours phone service coverage for 16 communities. We are now studying the results and requirements of this test group of properties to determine the center's effectiveness in handling service calls and rental inquiries. A very exciting new program is community websites. During January of 2002, we rolled out community web sites for 57 properties with 18,000 units. These websites give our residents the opportunity to sign up for services like gas, electric, phone and cable directly over the Internet through a product developed by a company called Qcorps. This new amenity for our residents also presents commission opportunities for the company. It will be interesting to watch as more properties receive web sites and additional services are added.
We have always placed a high value on employee training and development which besides improving overall performance, motivates employees, provides us with a talent pool from which we can promote. It also enables us to reinforce our unique culture. In 2001, we had approximately 1,500 participants in our various education programs which included leasing and leadership training, lunch and learn programs, maintenance training, and a train- the- trainer program. We also began a mentoring program and just last month began a new employee orientation program.

Also last year, we chose J.D. Edwards as a platform for our new accounting system. The system will be up and running later this year and should streamline our reporting processes and provide us with better management information.


SLIDE 17: This slide contains the logo of Home Properties of New York, Inc. and the following title: "New Initiatives " and contains the following bullet points:

o        Call Center

o        Community web sites/Q Corps

o        Expanded education programs

o        New accounting system

(Norman continued)
We are "staying the course" in terms of our operating strategy for 2002. Bottom-line results, or NOI, will continue to receive our primary focus. We will do our best to increase occupancy levels, although we will continue to trade off some occupancy for more robust rental rate growth, if we think the bottom-line impact will be positive.

 We will continue our strategy of upgrading and repositioning our communities, raising rents and adding to the properties' incremental, longer term value. This business plan works even in a recessionary economy like the one we've experienced this last year. We do tend to have some insulation due to our geographic markets and our middle income level B property type. Plus, our repositioning strategy gives us considerable flexibility because we upgrade upon turnover. Therefore, we have the ability to make our upgrading decisions based on current conditions and are not locked into construction or development decisions made years before. We will continue our successful asset recycling program, selling properties which are geographic outliers or those that are less efficient to operate or that have less upside potential, and replacing them with properties in our target markets that we expect will demonstrate higher performance. We plan to grow by continuing to acquire properties that fit our particular business niche, that is, suburban, garden-style communities with brick exteriors that are 10-40 years old and near major metropolitan areas with high barriers to new development. Given the economic environment we are viewing our business even more conservatively in terms of projections for the future, particularly for new acquisitions. Although as a company I think we have historically been somewhat more conservative than others.

We also are maintaining a conservative, but flexible capital structure. We have no new development risk. We have no joint ventures. We have not had the need to take special write-offs of failed software, bad acquisitions, or restructuring charges. We have already taken advantage of lower interest rates to restructure some debt. With a strong financial position, declining cap rates, and the ability to acquire properties using operating partnership units as currency, we may have unique acquisition opportunities in 2002. In summary, we are more comfortable than ever with our business strategy, which has now stood the test of a recessionary economy. We knew it worked during good times. This gives us more optimism and hope for the future as we implement our plans for growth. David will now provide you with some financial projections and guidance for 2002.

SLIDE 18: This slide contains the logo of Home Properties of New York, Inc. and the following title: "2002 Strategy " and contains the following bullet points:



o        Focus on increasing occupancy levels

o        Continue repositioning/upgrading strategy

o        Continue asset recycling program

o Grow by acquiring mature, garden-style apartments in B quality neighborhoods in six targeted high-barrier-to-entry markets

o        Maintain flexible capital structure

(David)
2002 will be our most difficult year since going public relative to providing guidance. We have ended 2001 in an economic recession, and are starting the new year with uncertainty as to when we should assume improvement in the economic climate. This quarter we have added a supplemental schedule to the press release which provides detailed assumptions behind our 2002 earnings model. I will be making references to that schedule, so you may find it handy to have it available. Three months ago, we suggested FFO per share in the range of $3.14 to $3.26 which would have resulted in year-over-year growth of 3.4% to 7.2%. At the time, occupancy for the total portfolio was at 93.6% for the month of September. This is in comparison to the month of December which resulted in occupancy of 91.6%, a drop of two full percentage points. Each one percent change in occupancy affects earnings by approximately six cents. Although we anticipated further softening in occupancy after September, we did not anticipate the total drop experienced. Therefore, our revised guidance takes into account the lower starting point for occupancy. Our current guidance of $3.08 to $3.18 results in year-over-year FFO growth of 1.7% to 5.0%, with a midpoint of 3.3%. Same-store revenue growth at the midpoint of guidance is 6% for the full year. This is based on starting the year with occupancy for the first quarter of 91.8%, and ending the year with average occupancy of 93.2%. Improvement is expected to start in late Spring, gaining steam in the third and fourth quarters. It is important to remember that this includes both "normal" increases as well as increases associated with continued upgrading and repositioning efforts. Same-store expense growth is projected to be 6.5% for the year. Certain line items to highlight include natural gas costs assumed to improve 3%, personnel expense increasing 9%, property taxes increasing 6% and insurance costs almost doubling. Health care increases account for a large part of the personnel variance.

On a quarterly basis, the first and fourth quarters reflect expense results outside of the normal range. The first quarter expense growth of only 2.2% is the result of a very favorable comparison for natural gas costs. The fourth quarter expense growth of 12.5% results from a very unfavorable comparison for property insurance costs. As we have previously described, the fourth quarter of 2001 included a significant reduction to insurance costs due to a settlement received and reflected in that one quarter. These revenue and expense assumptions result in same-store NOI improvement of 5.6% for the year. After taking into account a cost of capital for revenue-generating capital improvements, the NOI which hits the bottom line should be about 2.3% at the mid-point. Increasing our leverage slightly, as well as contributions from 2001 and 2002 acquisitions, adds another one percent to our adjusted NOI growth of 2.3%, to arrive at our 3.3% growth rate at the midpoint of our guidance.

                                  2002 Guidance

(David continued)
That concludes our formal presentation. I'd now like to open up the phone lines for questions.


Questions & Answers                                            [GRAPHIC OMITTED]
--------------------------------------------------------------------------------


      PHOTO               PHOTO            PHOTO                   PHOTO
  Norman Leenhouts    Ed Pettinella      David Gardner           Charis Copin
  Chairman and      Executive Vice    Sr. Vice President and    Vice President
    Co-CEO           President and       Chief Financial      Investor Relations
                       Director           Officer

                 Home Properties Centrala Office (585)546-4900



[GRAPHIC OMITTED]    HOME
                        PROPERTIES


                                   Conclusion

                               Fourth Quarter 2001
                      Earnings Conference Call and Webcast

                                February 8, 2002